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Investors:

Progenics Pharmaceuticals, Inc.
Richard W. Krawiec, Ph.D.
Vice President, Corporate Affairs
(914) 789-2814
krawiecr@progenics.com

Dory A. Lombardo
Associate Director, Corporate Affairs
(914) 789-2818
dlombardo@progenics.com

Media: WeissComm Partners Aline Schimmel (312) 646-6295
PROGENICS ANNOUNCES SECOND QUARTER 2009
 FINANCIAL RESULTS

Tarrytown, NY, August 6, 2009 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the quarter and six months ended June 30, 2009.

Financial Results

Net loss for the second quarter of 2009 was $15.2 million or $0.49, basic and diluted, per share, compared to $2.4 million or $0.08, basic and diluted, per share in the second quarter of 2008. Net loss for the six months ended June 30, 2009 was $17.0 million or $0.55, basic and diluted, per share, compared to $17.9 million or $0.60, basic and diluted, per share for the first half of 2008.

Revenues for the second quarter of 2009 totaled $5.5 million, compared to $28.6 million for the same period of 2008. In the 2008 period, Progenics recognized a $15.0 million milestone payment from Wyeth (NYSE: WYE); second quarter 2009 revenues also reflect a decrease in reimbursement revenue from Wyeth for RELISTOR® research and development. For the first half of 2009, Progenics reported revenues of $26.4 million compared to $43.3 million for the comparable period of 2008, reflecting full recognition in the first quarter of 2009 of a $15.0 million upfront payment received in 2008 from Ono Pharmaceutical Co., Ltd. (OSE-TYO: 4528), Progenics’ collaborator for subcutaneous RELISTOR in Japan, offset by the decrease in reimbursement and milestone revenue from Wyeth.

Expenses for the second quarter were $21.4 million, compared to $32.5 million for the same period in the previous year. For the six months ended June 30, 2009, expenses totaled $44.9 million, compared to $64.7 million for the same period of 2008. Progenics ended the quarter with cash, cash equivalents and marketable securities of $117.5 million, compared to $127.7 million at March 31, 2009 and $141.4 million at December 31, 2008.

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The decrease in expenses for the three and six months ended June 30, 2009 compared to 2008 was attributable primarily to decreases of $11.2 million and $19.6 million, respectively, in research and development expenses. These decreases resulted primarily from reduced RELISTOR development activities and reduced PRO 140 manufacturing activities, partially offset by increased PSMA manufacturing and clinical activities.

Highlights for the second quarter of 2009

•
Global net sales by Wyeth of RELISTOR for the second quarter of 2009 were $3.2 million, an increase of 52% over the $2.1 million for the second quarter of 2008 and 74% over the $1.9 million for the first quarter of 2009. These numbers include $2.0 million of U.S. RELISTOR net sales in the second quarter, representing growth of 5% over $1.9 million in the second quarter of 2008 and 69% over $1.2 million in the first quarter of 2009.

•
One-month data from the double-blind portion of a phase 3 trial of subcutaneous RELISTOR in patients with chronic, non-cancer pain, presented at the American Pain Society Annual Meeting, showed that significantly more patients treated with RELISTOR had laxation within four hours after the first dose than did patients receiving placebo.

•
Results of subsequent eight-week, open-label portion of the same phase 3 trial showed that patients who were permitted to take RELISTOR on an as-needed basis (not more than once daily) during the open-label portion chose to self-administer RELISTOR on average 4.5 times per week.

•
Ono Pharmaceutical initiated clinical trials of RELISTOR in Japan. Ono has exclusive rights to subcutaneous RELISTOR in Japan, where it is pursuing plans to develop and commercialize the drug, designated ONO-3849.

•	Awarded an $11.4 million five-year grant by the National Institutes of Health for continued discovery research in the Company’s HIV vaccine program.

•
Discontinued development for PRO 206, a pre-clinical compound for the treatment of hepatitis C virus (HCV) infection to focus instead on second-generation HCV-entry inhibitors, anticipating selection of a new development candidate in 2010.

- Financial Tables follow -

PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Research and development	$4,631	$26,771	$24,775	$38,881
Royalty income	292	42	467	42
Research grants and contract	510	1,699	1,017	4,312
Other revenues	36	72	114	111
Total revenues	5,469	28,584	26,373	43,346

Expenses:
Research and development	12,880	23,923	27,710	46,713
License fees – research and development	195	334	825	1,483
General and administrative	7,113	7,113	13,914	14,265
Royalty expense	29	4	47	4
Depreciation and amortization	1,223	1,147	2,426	2,261
Total expenses	21,440	32,521	44,922	64,726

Operating loss	(15,971)	(3,937)	(18,549)	(21,380)

Other income:
Interest income	544	1,568	1,334	3,526
Gain on sale of marketable securities	237	-	237	-
Gain on disposal of fixed assets	19	-	19	-
Total other income	800	1,568	1,590	3,526

Net loss	$(15,171)	$(2,369)	$(16,959)	$(17,854)

Net loss per share; basic and diluted	$(0.49)	$(0.08)	$(0.55)	$(0.60)
Weighted average shares outstanding; basic and diluted	31,032	29,988	30,871	29,891

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	June 30, 2009	December 31, 2008

Cash, cash equivalents and marketable securities	$117,465	$141,374
Accounts receivable	727	1,337
Fixed assets, net	9,262	11,071
Other assets	2,224	4,051
Total assets	$129,678	$157,833

Liabilities	$16,341	$38,464
Stockholders’ equity	113,337	119,369
Total liabilities and stockholders’ equity	$129,678	$157,833

(PGNX-F)

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward supportive care, virology—including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections—and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced side effects. RELISTOR is currently approved in over 30 countries, including the U.S., Canada and Australia, as well as Latin American and all European Union member countries. Marketing applications are pending for RELISTOR in other countries. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. In the area of virology, Progenics is conducting phase 2 clinical trials of its HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5. In the area of oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC)—a selectively targeted chemotherapeutic antibody directed against prostate-specific membrane antigen (PSMA)—for the treatment of prostate cancer. PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also conducting a phase 1 clinical trial with a vaccine designed to treat prostate cancer by stimulating an immune response to PSMA.

DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When we use the words “anticipates,” “plans,” “expects” and similar expressions, we are identifying forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

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We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies, including risks from market forces and trends, such as those relating to the recently-announced acquisition of our RELISTOR collaborator, Wyeth Pharmaceuticals, by Pfizer Inc.; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest- and currency exchange-rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that RELISTOR will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. It should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

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Editors Note:

For more information about Progenics Pharmaceuticals, Inc., please visit www.progenics.com.

For more information about RELISTOR, please visit www.RELISTOR.com.